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                                                                   EXHIBIT 10.20

                 OPTION AND LICENSE AGREEMENT


This Agreement is entered into by and between:

- CORIXA CORPORATION, a company duly organized and existing under the laws of the State of Delaware, USA, having its principal place of business at 1124 Columbia Street, Suite 464, Seattle, Washington 98104, USA,

         represented by Mark McDade, Executive Vice President and Chief Operating Officer

         (hereinafter referred to as "CORIXA")

and:

- PASTEUR MERIEUX SERUMS & VACCINS S.A., a societe anonyme existing and organized in accordance with the laws of the Republic of France, registered at the Registre du Commerce et des Societes in Lyon under N(degrees) RCS B 349 505 370, with a capital of 1.698.859.000 French Francs, whose registered head-office is located at 58, avenue Leclerc, 69007 Lyon, France, represented by Mr. Jean-Jacques BERTRAND, Chairman, President and Chief Executive Officer,

         (hereinafter referred to as "PMC")


                                   WITNESSETH

WHEREAS, CORIXA has discovered and started to develop the adjuvant properties of an antigenic protein of Leishmaniasis braziliensis which may be useful in the formulation of vaccines with enhanced potency;

WHEREAS, CORIXA has generated and owns proprietary rights, including patent rights and know-how, relating to LeIF and the use of LeIF as an immunoadjuvant;

WHEREAS, PMC is a leading vaccine company with worldwide research, development, manufacturing and marketing capabilities;

WHEREAS, PMC is currently conducting several research and development programs aiming at the creation of enhanced vaccines including research and development of several candidate adjuvants of different chemical or biological definitions, several vectors and several delivery systems;

WHEREAS, PMC wishes to acquire from CORIXA an option to a worldwide license under CORIXA's patent rights and know-how related to LeIF for use in certain fields;
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WHEREAS, CORIXA is willing to grant to PMC such an option to such a license in order to allow PMC to evaluate LeIF in combination with certain of PMC's proprietary vectors, drug delivery systems and antigens, subject to the terms of and conditioned upon this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the Parties hereto, intending to be legally bound, agree as follows:


ARTICLE I - DEFINITIONS AND INTERPRETATION

         1.1. DEFINITIONS: For the purposes of this Agreement the following words and phrases shall have the following meanings:

                  (a) "AFFILIATE" means, with respect to a Party, any person, corporation or business entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a Party. For the purpose of this definition, control of a corporation or of another business entity shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interests in, or a fifty percent
(50%) or greater interest in the equity of, such corporation or other business entity;

                  (b) "AGREEMENT" means this agreement, all amendments and supplements to this Agreement and all schedules to this Agreement, including the following:

     Schedule A     -    Existing Licensed Patents;
     Schedule B     -    Authorized PMC Affiliates;
     Schedule C     -    Material Specifications;
     Exhibit 1      -    Special Biological Materials Transfer Agreement
     Exhibit 2      -    Evaluation Plans
     Exhibit 3      -    Research Program.

                  (c) "CORIXA IMPROVEMENTS" means Improvements which are conceived, developed or reduced to practice during the term of this Agreement solely by employees or contractors acting on behalf of CORIXA or its Affiliates, to the extent that CORIXA has now or hereafter shall have the right to grant licenses, immunities or other rights thereon.

                  (d) "CORIXA RESEARCH PATENTS" has the meaning ascribed to it in Section to it in Section 9.1. hereof;

                  (e) "CORIXA TECHNOLOGY" means the Licensed Patents, the Material, the CORIXA Research Patents, the Licensed Know-How and the CORIXA Improvements;

                  (f) "CALENDAR QUARTER" means any of the three-month periods beginning January 1, April 1, July 1 and October 1 in any year;

                  (g) "COMBINATION PRODUCT" has the meaning ascribed to it in
Section 2.4. hereof;



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                  (h) "MATERIAL" or "LeIF" means CORIXA's proprietary antigen of
Leishmania, known as leishmanial eukaryotic initiation factor, either the protein itself or its cDNA (except as otherwise specified herein), that is the subject matter of the Licensed Patents;

                  (i) "IMPROVEMENTS" means all patentable or non-patentable inventions, discoveries, technology and information of any type whatsoever, including without limitation compositions, chemical compounds, biological materials, whether or not derived from Material, methods, processes, technical information, knowledge, experience and know-how which (i) utilize, incorporate, derive from, are based on or could not be conceived, developed or reduced to practice but for the use of the CORIXA Technology, (ii) which adds to the knowledge of the Material, its properties in general or as an immunoadjuvant for use in vaccines for active immunization or (iii) helps mastering or enhancing processes for manufacturing Material (for instance, in terms of yield or purity) or processes for formulating Material in combination with other molecules, including but not limited to antigenic proteins; and which are conceived, developed or reduced to practice as a result of and during the term of the Agreement, solely or jointly by employees or others acting on behalf of CORIXA or by employees or others acting on behalf of PMC.

                  (ii) "CONFIDENTIAL INFORMATION" has the meaning ascribed to it in Section 8.1. of this Agreement;

                  (j) "DELIVERY DATE" means the date upon which CORIXA or a CORIXA's Affiliates shall have delivered to PMC or an Authorized PMC Affiliate that PMC shall designate, quantities of Material meeting Material Specifications as described in Schedule C hereto sufficient to enable PMC and its Affiliates to implement the Evaluation Plans during the Option Period and to evaluate PMC's interest in exercising the Option;

                  (jj) "EVENT OF FORCE MAJEURE" has the meaning ascribed to it in Article 16 of this Agreement;

                  (k) "EVALUATION PLANS" means the evaluation plans established by PMC and agreed to and accepted by CORIXA with respect to each Field of Use which describe evaluation works that shall be performed by PMC in each Field of Use during the Option Period, and which are attached hereto as Exhibit 2;

                  (l) "FIELDS OF USE" means the use of LeIF as an adjuvant in [***] vaccines for [***] immunization ([***]) against the following infectious diseases: (i) Influenza, (ii) Acquired Immunodeficiency Syndrome ("AIDS"), (iii) Malaria, (vi) Respiratory Syncitial Virus ("RSV") and (v) Mycobacterium Tuberculosis; and "Field of Use" (singular) means any one of the foregoing, and further provided that the [***];

                  (m) "FIRST COMMERCIAL SALE" means, in each country of the Territory, the first commercial sale of a Product by PMC, its Affiliates or Sublicensees to a Third-Party following, if required by law, approval of its marketing and its pricing by the appropriate governmental agency for the country in which the sale is to be made and, when such approval is not required by

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law, the first commercial sale in that country, in each case for use or consumption of such Product in such country by the general public; for avoidance of doubt, First Commercial Sale of a given Product cannot occur more than once in any particular country of the Territory;

                  (n) "JOINT RESEARCH PATENTS" has the meaning ascribed to it in Section 9.2.2 hereof;

                  (mm) "JOINT RESEARCH PATENTS" shall have the meaning assigned to it in Section 9.2.2 hereof;

                  (n)  "LICENSE" has the meaning ascribed to it in
Section 2.3.1. of this Agreement;

                  (nn) "LICENSED KNOW-HOW" means any and all technical information, processes, formulae, data, engineering, technical and shop drawings, inventions, shop-rights, chemical compounds, know-how and trade secrets, in each case that is Confidential Information according to Article 8, that is useful or necessary to make, have made, use or sell Products or to practice under the Licensed Patents and/or the Joint Research Patents in the Field of Use, which have been, or hereafter are, either developed by CORIXA or its Affiliates, or the rights to which in the Field of Use have been acquired by CORIXA or its Affiliates. In particular, but without prejudice to the generality of the foregoing, Licensed Know-How shall include, with respect to Material, chemical and analytical methods and data, Material specifications, pharmacological and toxicological methods and data;

                  (o)      "LICENSED PATENTS" means:

                            (i) any existing patents and patent applications
isted in Schedule A to this Agreement;

                           (ii) any future patents issued from any patent
applications referred to in Paragraph 1.1.(o).(i) above and any future patents issued from a patent application filed in any country in the Territory which corresponds to a patent or patent application identified in Paragraph 1.1.(o).(i) above;

                          (iii) any future patent issued, assigned or licensed
to CORIXA or its Affiliates or to any employee, contractor, subcontractor or agent of the foregoing from a patent application filed in any country, useful or necessary to make, have made, use or sell Products or to make, have made or use Material;

                           (iv) any reissues, confirmations, renewals,
extensions (including but not limited to extensions referred to in Article 11 hereof), counterparts, divisions or continuations issued, assigned or licensed to CORIXA or its Affiliates of or relating to the patents or patent applications identified in Paragraph 1.1.(o).(i), (ii) and (iii) above; and


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                           (v)  any continuations-in-part or patent-of-addition
issued, assigned or licensed to CORIXA or its Affiliates and of or relating to the patents or patent applications identified in Paragraph 1.1.(o).(i), (ii) or
(iii) hereof;

                           (vi) any CORIXA Research Patents and CORIXA's
interest in Joint Research Patents;

                  For greater certainty, whenever used, "Licensed Patents" include the inventions disclosed in and the subject matter of patent applications;

                  (p) "MTA" means the Special Material Transfer Agreement attached hereto as Exhibit 1;

                  (q) "NET SALES" means the gross amount received by PMC, its Affiliates and Sublicensees from the sale or other disposition of Products to Third-Parties, less the sum of the following deductions for amounts actually incurred related to said sale or other disposition:

                           (i)  normal, customary trade discounts (including
volume discounts), credits and rebates and allowances and adjustments for rejections, recalls and returns;

                           (ii) cost of freight and insurance, sales, use,
excise, value-added and similar taxes and duties imposed on the sale and included in the gross amount charged to customers, and government-mandated vaccine insurance premium;

                  (r)  "NOTICE OF DISPUTE" has the meaning ascribed to it in
Section 19.3.(a) of this Agreement;

                  (s)  "OPERATIONAL DATE" is defined in Section 2.2.4. hereof;

                  (t) "OPTION" means, with respect to the Fields of Use, the option granted by CORIXA to PMC pursuant to the provisions of Section 2.2. hereof to obtain the licenses under Section 2.3. hereof;

                  (tt) "OPTION EXERCISE FEE" has the meaning ascribed to it in
Section 2.2.4. hereof;

                  (u)  "OPTION FEE" has the meaning ascribed to it in
Section 2.2.2. hereof;

                  (uu) "OPTION PERIOD" means, with respect to each Field of Use, the period commencing as of the Delivery Date and continuing until the date referred to in the Evaluation Plan for such Field of Use, as such Option Period may be extended pursuant to the provisions of Section 2.2.3. hereof, or terminated earlier pursuant to the provisions of Article 14 below;

                  (v) "PARTIES" means PMC and CORIXA, and "Party" means any one of them;

                 (vv) "PMC RESEARCH PATENTS" has the meaning ascribed to it in
 Section 9.2.3.


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                  (w) "PMC IMPROVEMENTS" means Improvements which are conceived, developed or reduced to practice during the term of this Agreement, either during the performance of the Research Program or during subsequent development, commercialization, marketing and manufacturing of Material and/or Products, solely by employees or contractors acting on behalf of PMC or its Affiliates, to the extent that PMC has now or hereafter shall have the right to grant licenses, immunities or other rights thereon;

                  (ww) "PRODUCT" means any and all products used in the Field of Use which utilize any or are based on any CORIXA Technology, PMC Improvements or Joint Inventions, which means that the manufacture, sale or use of such Products would have constituted a misappropriation of substantial Licensed Know-How, Material or CORIXA Improvements and/or an infringement of the Licensed Patents but for the licenses granted in this Agreement;

                  (x) "ROYALTY TERM" means, with respect to any Products in each country in the Territory, the period of time equal to the longer of (a) [***] from the date of First Commercial Sale of a Product in such country or (b) the term for which a Valid Patent Claim in such country remains in effect and, but for a license granted by this Agreement, would be infringed by the manufacture, use or sale of such Product in the Field of Use in such country;

                  (xx) "SUBLICENSEES" means any person acting pursuant to a sublicense granted to it by PMC or its Affiliates under the terms of this Agreement;

                  (y)      "TERRITORY" means all countries in the world;

                  (yy) "THIRD-PARTY" means any person other than PMC, CORIXA and their respective Affiliates;

                  (z) "VALID PATENT CLAIM" means a claim of an issued and unexpired patent or patent application included in Licensed Patents or those PMC Research Patents having a subject matter on Improvement which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

                  (zz) "AUTHORIZED PMC AFFILIATE" shall mean the Affiliates of PMC that are listed on Schedule B, which may be amended from time to time by mutual agreement of the parties.

         1.2.     CERTAIN RULES OF INTERPRETATION IN THIS AGREEMENT AND THE
SCHEDULES.

                  (a) An accounting term not otherwise defined has the meaning assigned to it by, and every accounting matter will be determined in accordance with, generally accepted accounting principles in the United States of America (US Gaap);

                  (b) Unless otherwise specified, all references to monetary amounts are to United States of America currency (US Dollars);




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

                  (c) The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

                  (d) The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

                  (e) Whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose approval or consent is required shall be conclusively deemed to have withheld its approval or consent;

                  (f) Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next business day following if the last day of the period is not a business day in the jurisdiction of the Party to make such payment or do such act; and

                  (g) Whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a business day, such payment shall be made or action taken on the next business day following such day in the jurisdiction of the Party to make such payment or do such act.


ARTICLE 2 - OPTIONS AND LICENSES

         2.1.     RESEARCH LICENSE TO PMC.

                  2.1.1. Subject to the provisions of this Agreement, CORIXA hereby grants to PMC and to Authorized PMC Affiliates, for the term of the Option Period, a non-exclusive license in the Territory under the Corixa Technology on the terms and conditions of the MTA and subject to Section 2.5 and
Article 8 hereof, solely for the purpose of conducting research and development activities in the Fields of Use relating to the Material and/or Product and evaluating PMC's interest to exercise the Option by implementing the Evaluation Plans. The license granted to PMC under this Section 2.1 shall not include (i) the right to use CORIXA Technology for any commercial purpose whatsoever, (ii) the right to grant sublicenses thereto to any Affiliate or Third-Party, (iii) the right to file a Product License Application in any country, or (iv) the right to make, have made, use or sell a Product or Material for any purpose other than the foregoing evaluation, including for any commercial purpose.

                  2.1.2. CORIXA agrees that promptly following the execution of this Agreement, it shall make available to PMC and/or to Authorized PMC Affiliates that PMC shall designate such Licensed Know-How (including, but not limited to, non-published patent applications included in Licensed Patents) and such quantities of Material as reasonably necessary to enable PMC to conduct its research and development activities during the Option Period and to evaluate



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its interest in exercising the Option. All Material supplied by CORIXA to PMC pursuant to this Section 2.1 shall meet the Material Specifications set forth in Schedule C hereto, which specifications may be amended from time to time as the Parties may agree in writing and set forth in a revised Schedule C.

         2.2.     OPTION GRANT.

                  2.2.1.   Grant of the Option.

                           Subject to the provisions of this Agreement, CORIXA
hereby grants to PMC an Option with respect to the Fields of Use, during the Option Period, to obtain the License set forth in Section 2.3 below. PMC may exercise the Option at any time on or before the expiration of the Option Period including any extension thereof; provided , however, that if PMC does not exercise the Option in at least one (1) Field of Use on or before the later of
(a) July 1, 1997 or (b) six months following the date of PMC's receipt of a quantity of Material meeting the specifications of Schedule C reasonably sufficient to allow PMC to evaluate its interest in exercising the Option, this Agreement shall terminate in accordance with Section 14.1.

                  2.2.2.   Option Fee.

                           Upon execution and delivery of this Agreement by both
Parties, PMC shall pay to CORIXA a lump sum payment of [***] by wire transfer of immediately available funds, which payment shall be nonrefundable and non-creditable.

                  2.2.3.   Extension of the Option Period.

                           Provided that PMC has exercised the Option in at
least one (1) Field of Use in accordance with Section 2.2.1 hereinabove, PMC shall have the right to extend the Option Period for any other Field of Use for one (1) additional period of [***] by providing written notice to CORIXA of PMC's intention to extend the Option Period not less than thirty (30) days prior to the expiration of the initial Option Period.

                  2.2.4.   Exercise of the Option.

                           PMC may exercise the Option with respect to any Field
of Use on or before the expiration of the Option Period applicable to such Field of Use or extension thereof (a) by providing written notice of exercise to CORIXA not less than thirty (30) days prior to the expiration of the Option Period or extension thereof, and (b) paying to CORIXA, a nonrefundable, noncreditable Option Exercise Fee of:

                           (i)  [***] with respect to the Influenza Field of
Use;

                          (ii)  [***] with respect to the AIDS Field of Use;



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                         (iii)  [***] with respect to the Malaria Field of Use;

                          (iv)  [***] with respect to the RSV Field of Use;

                           (v)  [***] with respect to the Tuberculosis Field of
Use.

                           The date upon which a first Option is exercised by
PMC pursuant to this Section 2.2.
is called the "Operational Date."

         2.3.     GRANT OF LICENSES TO PMC.

                  2.3.1.   Grant.

                           If PMC exercises the Option for any Field of Use in
accordance with Section 2.2.4. above, and subject to and conditioned upon the provisions of this Agreement, CORIXA automatically shall grant to PMC:

                           (i)   a license to the CORIXA Technology in the
Territory, limited solely to the Field(s) of Use with respect to which the Option has been so exercised, to make, have made, use and sell Products in such Field(s) of Use; and

                          (ii)   a license in the Territory, limited solely to
the Field(s) of Use with respect to which the Option has been so exercised, to make, have made and use the Material under the Licensed Patents and by using the CORIXA Technology solely in the relevant Field(s) of Use for the purpose of manufacturing, or having manufactured, Products in accordance with Article 12 hereof (collectively, the "License").

                  2.3.2.   Exclusivity.

                           Subject to and conditioned upon the provisions of
this Agreement, the rights, licenses and privileges granted pursuant to this
Article II in the Influenza Field of Use and the RSV Field of Use shall be exclusive to PMC as far as any other Person in the world including CORIXA and its Affiliates is concerned. Without limiting the generality of the foregoing, CORIXA covenants that during the term of this Agreement, neither CORIXA nor its Affiliates shall grant to any other person any right, license or privilege to make, have made, use or sell Products, or to make, have made or use Material, or to otherwise use or exploit CORIXA Technology, in the Influenza Field of Use and the RSV Field of Use.

                           The licenses granted pursuant to Section 2.3.1.(i)
in the AIDS, Malaria and Tuberculosis Fields of Use, and the license granted pursuant to Section 2.3.1.(ii), shall be non-exclusive.

                           For greater certainty,  CORIXA has and retains all
rights in and to the CORIXA Technology outside the Fields of Use and PMC has no rights in the CORIXA



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
Technology outside the Fields of Use, and CORIXA retains the right to manufacture the Material, without prejudice to PMC's right in this respect as otherwise provided for in this Agreement.

                  2.3.3.   Rights to Sublicense.

                           (i)      PMC shall have the right, with CORIXA's
prior written consent (which consent shall not be unreasonably withheld), to sublicense the rights granted to PMC pursuant to this Agreement in any Field of Use to Third-Parties.

                           (ii)     PMC shall have the right, without obtaining
the further consent of CORIXA, to sublicense in any Field of Use all or any portion of the rights granted to PMC pursuant to this Agreement (i) to any or all of its Affiliates, and (ii) to any person in any country of the Territory if required to do so by any governmental authority having jurisdiction in such country;

                           (iii)    PMC agrees that all sublicenses granted by
PMC hereunder shall expressly bind Sublicensees to the terms of Article 8, "Confidentiality." In the event PMC grants sublicenses, PMC shall pay royalties to CORIXA as if Net Sales of the Sublicensees were Net Sales of PMC;

                           (iv)     PMC shall pay to CORIXA [***] of all upfront
fees, license fees, milestone payments or any similar payments of any kind received by PMC under any sublicenses granted by PMC to any Third-Party pursuant hereto, whether in cash or non-cash consideration. If PMC receives non-cash consideration (including any intellectual property rights) pursuant to any such Third-Party sub-license, CORIXA shall be entitled to receive a cash payment equal to [***] of the fair market value of such non-cash consideration, with such fair market value determined by a New-York-based Third-Party appraiser with significant background in evaluating the type of non-cash consideration at issue. Such Third-Party appraiser shall be chosen by mutual agreement of the Parties;

                           (v)      PMC shall notify CORIXA of each sublicense
granted to Third-Parties and shall provide CORIXA with the name and address of each Sublicensee and a description of the rights granted and the territory covered by each sublicenses.

                  2.3.4.   Subcontracting.

                           Notwithstanding anything herein provided for to the
contrary, PMC shall be allowed to (i) sub-contract in whole or in part Product development to Third-Parties, (ii) appoint sales agents and distributors to market Product and (iii) sub-contract manufacturing of Product with Third-Parties or with CORIXA, or CORIXA's Affiliates.

         2.4.     COMBINATION PRODUCTS.

                  The License shall not include a license to make, have made, use or sell any Product as part of a Combination Product (as defined below). However, in the event that PMC


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

wishes to sell such Combination Product, the Parties shall at such time negotiate in good faith the terms upon which a license with respect to Combination Products might be granted by CORIXA to PMC. Such terms would include, at a minimum [***] provided it is scientifically established that Material acts effectively as an adjuvant stimulating and/or enhancing the immune response with respect to the infectious agent(s) other than those listed in the definition of the Field of Use for which the concerned Combination Product(s) claim(s) an active immunization effect. "Combination Product" shall mean a product that combines a Product and another vaccine for active immunization against an infectious disease that does not fall under the definition of Field of Use.

         2.5.     PROCEDURES FOR PROVISION OF KNOW-HOW AND MATERIALS.

                  2.5.1.   Disclosure of Technology.

                           From time to time during the term of this Agreement,
CORIXA shall disclose or cause its Affiliates to disclose to PMC such CORIXA Technology as reasonably necessary to enable PMC to evaluate, develop, manufacture and commercialize Products and to manufacture, have manufactured or use Material in the Fields of Use on the terms and subject to the conditions of this Agreement. In addition, during the term of this Agreement, CORIXA shall, upon PMC's reasonable request and with adequate notice to CORIXA, make available to PMC at PMC's or its Authorized Affiliates' manufacturing facilities or the facility of a Third-Party manufacturer who shall have contracted with PMC to manufacture Products or Material, CORIXA's or CORIXA Affiliate's personnel to provide technical assistance to PMC's personnel, or PMC's Authorized Affiliates' personnel or Third-Party manufacturer's personnel.

                           PMC shall pay or have paid by its concerned
Affiliates all reasonable and necessary out-of-pocket expenses incurred by CORIXA or its Affiliates in connection with such technical assistance.

                           The technical assistance to be rendered by CORIXA and
its Affiliates hereunder may include, upon reasonable request by PMC, demonstration of manufacturing Know-How at a CORIXA's or a CORIXA Affiliate's facility and disclosure of any and all sources of raw material and list and specifications of equipment and machinery used in the production of Material according to the Licensed Know-How.

                  2.5.2.   Communication among Parties.

                           Each of PMC and CORIXA shall appoint a specific
individual who shall be available and shall act as a liaison person to facilitate the day-to-day communications among the Parties. The names of the liaison persons who shall act on behalf of each of the Parties shall be provided by each of the Parties to the other immediately following the execution of this Agreement. Each of PMC and CORIXA agrees to notify the other in accordance with the terms of Section 19.1. of this Agreement in the event of a change in liaison person.


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



                  2.5.3.   Identification of Know-How.

                           The Parties agree that all know-how and Materials to
be transferred to PMC pursuant to this Agreement shall be so transferred in the case of written know-how memoranda marked confidential and, in the case of Materials, by clearly marked containers. CORIXA shall clearly designate such know-how and Materials that are Confidential Information. PMC shall designate an individual who shall be responsible for receiving the know-how and Materials from CORIXA and/or its Affiliates and the Parties agree that know-how (where written) and Materials shall in all cases (except where the Parties agree otherwise) be sent solely to the attention of such individual.

                           Upon receipt of Know-How and/or Materials, the
designated individual shall, on behalf of PMC, send an acknowledgment to CORIXA and/or its Affiliates confirming receipt of the Know-How and/or Materials. The Parties agree that they shall in good faith work together to establish and maintain a system to record the transmission of Know-How and/or Materials under this Agreement and make all commercially reasonable efforts to ensure such system is followed.

                  2.5.4.   Confidentiality.

                           All written Know-How transferred pursuant to this
Agreement shall be deemed to be "Confidential Information" in accordance with
Section 8.1.

                  2.5.5.   Supply of Material.

                           CORIXA hereby warrants that any and all quantities of
Material to be supplied pursuant to this Section 2 by CORIXA or its Affiliates to PMC (except such Material delivered by CORIXA to PMC pursuant to Section 2.1.2.) hereof shall be manufactured in accordance with current Good Manufacturing Practices (cGMP) as in force in the country where such Material shall be manufactured or as in force in the country where such Material shall be used (if more stringent than cGMP applicable in the country of manufacture), and shall meet Material Specifications as set forth in Schedule C hereto.


ARTICLE 3 - DEVELOPMENT AND COMMERCIALIZATION.

         3.1.     DEVELOPMENT AND COMMERCIALIZATION EFFORTS.

                  PMC shall develop, commercialize and market Products using efforts at least comparable to the resources PMC invests in its internally developed priority projects. Without limiting the foregoing, PMC (i) shall conduct such preclinical and clinical trials as are necessary or desirable to obtain all regulatory approvals to develop and commercialize such Products as and where PMC determines are commercially feasible, (ii) shall diligently develop and obtain necessary approval to market such Products (including, as the case may be, pricing approval), and (iii) shall commence marketing and market such Product in each country in which PMC has received all applicable regulatory approvals therefor. PMC shall comply with all applicable good laboratory, clinical and manufacturing practices in the development and commercialization of such Products, and shall cause its Affiliates and subcontractors to do the same.

                  PMC shall be solely responsible for funding all costs of the development and commercialization of each such Product. PMC shall keep CORIXA informed in a timely manner as to the progress of the development of Products.

         3.2.     REVERSION OF RIGHTS TO CORIXA.

                  3.2.1.   Failure to meet Milestones.

                           (a)      PMC's rights hereunder shall automatically
become non-exclusive on a field-by-field basis in the Influenza Field of Use and the RSV Field of Use in the event PMC shall not have achieved the milestone set forth in Section 4.4.2.(ii) with respect to the Influenza Field of Use or the milestone set forth in Section 4.4.4.(ii) with respect to the RSV Field of Use, in the case of the Influenza Field of Use on the [***] anniversary of the date of delivery of the first clinical lot of Material delivered by CORIXA to PMC pursuant to Article 12 hereof, and in the case of the RSV Field of Use, on the [***] anniversary of the commencement date of the first Phase I clinical trial for a Product in the RSV Field of Use.

                           (b)      PMC's rights hereunder shall terminate on a
field-by-field basis in whichever of the AIDS Field of Use, the Malaria Field of Use and the Tuberculosis Field of Use PMC shall not have initiated Phase III clinical trials on the [***] anniversary of the commencement date of the first Phase I clinical trial for a Product in the relevant Field of Use.

                           (c)      PMC's rights hereunder shall terminate on a
field-by-field basis effective [***] in whichever of the Influenza
Field of Use, the AIDS Field of Use, the Malaria Field of Use and the RSV Field of Use in the event PMC shall not have commercialized at least one (1) Product in each Field of Use on or before [***].

                           (d)      PMC's rights hereunder shall terminate in
the Tuberculosis Field of Use effective [***] in the event PMC shall not have commercialized at least one (1) Product in the Tuberculosis Field of Use on or before [***].

                           (e)      If within [***] year following PMC's
commencement of pivotal clinical efficacy trials for elderly people in the Influenza Field of Use (the "Elderly Flu Trials"), PMC has not commenced pivotal clinical efficacy trials for LeIF as a vaccine adjuvant in at least one (1) additional representative population, PMC's rights hereunder in the Influenza Field of Use shall be limited to use in elderly people; provided, however, that if the data received from the Elderly Flu Trials is, in Corixa's reasonable judgement, sufficient to file a PLA with respect to such additional representative population, PMC's rights will not be so limited.

                           (f)      If within [***] year following PMC's
commencement of pivotal clinical efficacy trials for infants in the RSV Field of Use (the "Infant Flu Trials"), PMC has not commenced pivotal clinical efficacy trials for LeIF as a vaccine adjuvant in at least one (1) additional representative population, PMC's rights hereunder in the RSV Field of Use shall be limited to use in infants; provided, however, that if the data received from the Infant Flu Trials is, in Corixa's reasonable judgement, sufficient to file a PLA with respect to such additional representative population, PMC's rights will not be so limited.


                  3.2.3.   Force Majeure.

                           If PMC's failure to satisfy a milestone under
Section 3.2.1. above, is due to one or more of the causes specified in Article 16, "Force Majeure," below, the applicable period specified in Section 3.2.1. above shall be extended for such time as one or more causes specified in Article 16 below continues to exist.

                  3.2.4.   [***]



ARTICLE 4 - ROYALTIES AND MILESTONES.

         4.1.     ROYALTIES PAYABLE BY PMC.

                  In consideration for the License granted to PMC herein, during the Royalty Term, PMC shall pay to CORIXA royalties on Net Sales of Products but for the License granted hereunder would infringe one or more Valid Patent Claims. Such royalties shall be established at the following rates:

                           (a)      with respect to the Influenza Field of Use
and the RSV Field of Use, [***], and

                           (b)      with respect to the AIDS Field of Use, the
Malaria Field of Use and the Tuberculosis Field of Use, [***], provided, however, that in the event CORIXA transfers Licensed Know-How related to the manufacture of LeIF to PMC or its Affiliates under Article 12 hereof, the foregoing royalty rates shall be [***] and [***], respectively.

                  With respect to all countries in which no Valid Patent Claim exists, the above mentioned royalty rates shall be reduced by [***], except that in any country in which a Third-Party is commercializing a product that, if sold in a country in which a Valid Patent Claim exists would infringe such Valid Patent Claim, the above-mentioned royalty rates shall be reduced by [***].

        4.2.      THIRD-PARTY ROYALTIES.

                  If PMC, its Affiliates or Sublicensees is required to pay royalties to any Third-Party in order to exercise its rights hereunder to make, have made, use or sell Products or to make, have made or use Material, then the royalty rates hereinabove mentioned shall be reduced by the royalty payable by PMC to such Third-Party, provided, however, that in no event shall the royalty rate applicable pursuant to this Section 4.2 be less than [***], except in the event CORIXA transfers Licensed Know-How related to the manufacture of LeIF to PMC or its Affiliates, in which case the foregoing minimum royalties shall be [***].

         4.3.     SINGLE ROYALTY:  NON-ROYALTY SALES.

                  It is understood that in no event shall more than one royalty be payable under Sections 4.1. and 4.2. with respect to a particular unit of Product. No royalty shall be payable under this Article 4 with respect to sales of Products among PMC and its Authorized Affiliates, or among Sublicensees and their Affiliates, or among PMC and its Sublicensees, but a royalty shall be due upon the subsequent sale of the Product to a Third-Party. [***].

         4.4.     MILESTONE PAYMENTS.

                  As additional consideration for the licenses, rights and privileges granted to it hereunder, PMC shall pay to CORIXA the following milestone payments to CORIXA within thirty (30) days of the first occurrence of each event set forth below with respect to Products, whether such events are achieved by PMC, its Affiliates or Sublicensees :

                  4.4.1.   In the AIDS Field of Use:

                           (i)      Upon completion of the first Phase I
clinical trial, [***];

                           (ii)     Upon initiation of the first Phase III
clinical trial, [***];

                           (iii)    Upon receipt of the first regulatory
approval in either [***].

                  4.4.2.   In the Influenza Field of Use:

                           (i)      Upon completion of the first Phase I
clinical trial [***];

                           (ii)     Upon initiation of the first Phase III
clinical [***];

                           (iii)    Upon receipt of the first regulatory
approval for use [***].

                  4.4.3.   In the Malaria Field of Use:

                           (i)      Upon completion of the first Phase I
clinical trial, [***];

                           (ii)     Upon initiation of the first Phase III
clinical trial, [***];

                           (iii)    Upon receipt of the first regulatory
approval in either [***].

                  4.4.4.   In the RSV Field of Use:

                           (i)      Upon completion of the first Phase I
clinical trial in [***];

                           (ii)     Upon initiation of the first Phase III
clinical trial in [***];

                           (iii)    Upon receipt of the first regulatory
approval for use [***].

                  4.4.5.   In the Tuberculosis Field of Use:

                           (i)      Upon completion of the first Phase I
clinical trial, [***];

                           (ii)     Upon initiation of the first Phase III
clinical trial, [***];

                           (iii)    Upon receipt of the first regulatory
approval in either [***].

                  4.4.6. The milestone payments set forth above shall each be payable [***]. Payments of milestone by PMC to CORIXA shall be made net of applicable withholding tax, if any.

ARTICLE 5 - ROYALTY REPORTS AND ACCOUNTING.

         5.1.     REPORTS, EXCHANGE RATES.

                  During the term of this Agreement following the First Commercial Sale and during the Royalty Term, PMC shall furnish to CORIXA, with respect to each Calendar Quarter, a written report showing on a consolidated basis in reasonably specific detail, on a country-by-country basis, (a) the gross sales of Products sold by PMC, its Affiliates and its Sublicensees in the Territory during the corresponding Calendar Quarter and the calculation of Net Sales from such gross sales; (b) the royalties payable in US dollars, if any, which shall have accrued hereunder based upon Net Sales of Products (c) the withholding taxes, if any, required by law to be deducted in respect of such royalties; (d) the date of the First Commercial Sales of Product having occurred in each country in the Territory during the corresponding Calendar Quarter; and
(e) the exchange rates used in determining the royalty amount expressed in US dollars.

                  With respect to sales (if any) of Products invoiced in US dollars, the gross sales, Net Sales, and royalties payable shall be expressed in US dollars. With respect to sales of Products invoiced in a currency other than US dollars, the gross sales, Net Sales and royalties payable shall be expressed in the currency of the invoice issued by the Party making the sale together with the US dollars equivalent of the royalty payable, calculated using the rate of exchange published in the Wall Street Journal for the last business day of the applicable Calendar Quarter.

                  Reports shall be due on the forty-fifth (45th) day following the close of each Calendar Quarter. PMC shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

         5.2.     AUDITS.

                  5.2.1. Upon the written request of CORIXA and not more than once in each calendar year, PMC shall permit an independent certified public accounting firm of internationally recognized standing, selected by CORIXA and reasonably acceptable to PMC, at CORIXA's expense, to have access during normal business hours to such of the records of PMC and its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than [***] prior to the date of such request. The accounting firm shall disclose to CORIXA only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

                  5.2.2. If such accounting firm concludes that additional royalties were owed during such period, PMC shall pay the additional royalties within thirty (30) days of the date CORIXA delivers to PMC such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by CORIXA; provided, however if the audit discloses that the royalties payable by PMC for the audited period are more than [***] of the royalties actually paid for such period, then PMC shall pay the reasonable fees and expenses charged by such accounting firm.

                  5.2.3. PMC shall include in each permitted sublicense granted by it pursuant to the Agreement a provision requiring its Affiliates and Sublicensees to make reports to PMC, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by CORIXA's independent accountant to the same extent required with respect to PMC's records under this Agreement.

                  5.2.4. Upon the expiration of [***] following the end of any calendar year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon CORIXA, and PMC, its Affiliates and Sublicensees shall be released from any liability or accountability with respect to royalties for such year.

         5.3.     CONFIDENTIAL FINANCIAL INFORMATION.

                  CORIXA shall treat all financial information subject to review under this Article 5 or under any sublicense agreement as Confidential Information, and shall cause its accounting firm to retain all such financial information in confidence.


ARTICLE 6 - PAYMENTS.  LATE PAYMENTS.

         6.1.     PAYMENT TERMS.

                  Royalties shown to have accrued by each royalty report provided for under Article 5 of this Agreement shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date. Past due payments shall accrue interest at a rate of [***] per annum, unless occurring as a result of an Event of Force Majeure.

         6.2.     PAYMENT METHOD.

                  All payments by PMC to CORIXA under this Agreement shall be paid in US dollars, and all such payments shall be made by bank wire transfer in immediately available funds to the following bank account

           Account No.         [***]
                               ----------------------------------------

           Bank:               [***]
                               ----------------------------------------
           ABA Code            [***]
                               ----------------------------------------

         6.3.     EXCHANGE CONTROL.

                  If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where Product is sold, payment shall be made through such lawful means or method as the Parties reasonably shall determine.

         6.4.     WITHHOLDING TAXES.

                  Except as otherwise provided below, all amounts owing from PMC to CORIXA under this Agreement are gross amounts. PMC shall be entitled to deduct the amount of any withholding taxes payable or required to be withheld by PMC, its Affiliates or Sublicensees, to the extent PMC, its Affiliates or Sublicensees pay to the appropriate governmental authority on behalf of CORIXA such taxes. PMC shall use commercially reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of CORIXA by PMC, its Affiliates or Sublicensees. PMC promptly shall deliver to CORIXA proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.


ARTICLE 7 - RESEARCH PROGRAM.

         7.1.     OBJECT.

                  Pursuant to a mutually agreed upon research program which shall be definitely established by the Research Committee referred to in Section
7.2. hereinafter on terms substantially in accordance with the draft research program attached hereto as Exhibit 3 (the "Research Program"), and subject to the condition precedent that PMC shall have exercised at least one (1) Option in accordance with Section 2.2. hereof, CORIXA agrees to conduct research works described therein and PMC agrees to support and fund such Research Program in accordance with the terms and conditions set forth here below.

         7.2.     OVERSIGHT OF THE RESEARCH PROGRAM.

                  7.2.1. Oversight. The Research Program shall be overseen and monitored by the Research Committee as described herein (the "Committee").

                  7.2.2. Membership. Fifteen (15) days after the Operational Date, CORIXA and PMC shall each appoint two (2) persons (or such other number of persons as the Parties may determine) to serve on the Committee. Such representatives shall be qualified, by reason of background and experience, to assess the scientific progress of the Research Program. Each Party shall have the right to change its representation on the Committee upon written notice sent to the other.

                  7.2.3. Co-Chair. The Committee shall be co-chaired by one representative of each Party.

                  7.2.4. Responsibilities. The Committee shall have authority to:

                           (i)      review and approve the draft Research
Program prepared by CORIXA and establish the definitive Research Program;

                           (ii)     make recommendations regarding the
performance of the Research Program and the conduct of research works pursuant thereto, and monitor performance thereunder;

                           (iii)    modify the Research Program as it
determines, for each twelve (12) month period during the term thereof;

                           (iv)     review any and all proposed publication or

communication relating to the Research Program and the results therefrom;

                           (v)      review any and all proposed filing of patent
application in connection with the Research Program.

                  7.2.5. Meetings. The Committee shall meet not less than two
(2) times a year during the term of the Research Program, at such dates and times as agreed to by the Parties. Meetings in person shall normally take place at CORIXA's premises or such other place as may be mutually agreed upon. Meetings may be held by telecommunication means. At such meetings, the Committee shall discuss the Research Program and the status of performance by CORIXA under the Program, evaluate the results thereof and set priorities therefor. All decisions made or actions taken by the Committee shall be made unanimously by its members with the CORIXA members and PMC members having one vote each. The Committee shall prepare written minutes of each meeting and a written record of all decisions whether made at a formal meeting or not. Such minutes shall incorporate semi-annual research reports prepared for the Parties by CORIXA. Any disagreement among members of the Committee shall first be resolved within the Committee with any resolution targeting the efficient achievement of the stated objectives of the Research Program.

                           In the event that the Committee members maintain
their disagreement, either Party may ask for resolution in accordance with
Section 19.3 hereof

         7.3.     THE PRINCIPAL INVESTIGATOR.

                  7.3.1. Principal Investigator. The Principal Investigator of the Research Program shall be Dr. Steven Reed, an employee of CORIXA (the "Principal Investigator"). CORIXA shall consult with PMC regarding any replacement of the Principal Investigator, provided, however, that CORIXA shall have the right to make, and shall make, the final determination regarding any such replacement. The Principal Investigator shall be at)pointed as a member of the Committee, and may be designated by CORIXA to act on behalf of CORIXA as co-chair on such Committee.

                  7.3.2. Duties. The Principal Investigator shall direct the Research Program and coordinate the efforts of other researchers involved in the performance of such Program. The Principal Investigator shall sit with the Committee as provided in Section 7.2. hereof, shall perform the duties set forth hereunder and shall be afforded the opportunity to actively participate in all Committee deliberations. The Principal Investigator shall provide reasonably detailed status reports of the Research Program to the Committee at six-month intervals, as well as at the earliest practicable time whenever, in the Principal Investigator's judgment, an invention is created or reduced to practice. The Principal Investigator shall devote such time and efforts as may be required to fulfill his duties hereunder and to ensure the successful administration and coordination of the Research Program.

         7.4.     CONDUCT OF RESEARCH PROGRAM.

                  The Research Program shall be conducted by CORIXA at CORIXA's laboratories. CORIXA shall use all reasonable efforts to complete research works in accordance with the said Program. Any research work performed by CORIXA pursuant hereto shall be in compliance with current Good Laboratory Practices
(cGLP) as applicable in the United States of America.

         7.5.     FINANCIAL CONDITIONS.

                  7.5.1. Support Commitment. In consideration of the work performed by CORIXA pursuant to and in accordance with the Research Program, PMC shall pay to CORIXA a research fee of [***] (the "Commitment"). The Commitment shall be inclusive of all costs incurred by CORIXA implementing the Research Program.

                  7.5.2. Payments Schedule. Support payments shall be made by PMC to CORIXA in four (4) quarterly payments of [***] in advance with the first payment to be made within fifteen (15) days of the Operational Date, and the other payments payable on the first day of each of the three (3) subsequent Calendar Quarters, followed by four (4) other quarterly payments of [***] payable on the first day of each of the following four (4) subsequent Calendar Quarters.

                  7.5.3. No Conflict With Research Program. CORIXA agrees that the Program funds provided by PMC shall be applied to the Research Program and may not, without PMC prior written approval, be used in support of any other research at CORIXA.

                  7.5.4. Title to Equipment. CORIXA shall retain title to any equipment purchased with funds provided by PMC under this Agreement, if such purchase is mutually agreed upon as part of the Research Program budget.

         7.6.     TERM OF THE RESEARCH PROGRAM.

                  7.6.1. The term of the Research Program shall be [***] as from the fifteenth day after the Operational Date, unless terminated earlier upon termination of this Agreement in accordance with Article 14 hereof.

         7.7. CONFIDENTIALITY. In order to facilitate the Research Program, either Party may disclose confidential or proprietary information owned or controlled by it to the other. It is hereby understood and agreed that such information shall be deemed "Confidential Information" as defined in Article 8 and treated as such.

         7.8.     RESULTS OF THE RESEARCH PROGRAM.

                  7.8.1. All rights and title to the results of the Research Program (the "Results"), whether patentable or not, which shall belong to CORIXA, or jointly to CORIXA and PMC according to Section 9.1. hereof
(including but not limited to CORIXA Research Patents and Joint Research Patents), shall be licensed to PMC subject to the terms and conditions of this Agreement including, but not limited to, the limitation to the Fields of Use, at no additional cost to PMC.

                  7.8.2. The Results shall be deemed Confidential Information and shall not be disclosed by either Party to any Third-Party unless permitted in accordance with Section 8 hereof Notwithstanding the foregoing, CORIXA shall have the right to disclose Results to Third-Parties subject to confidentiality, non-disclosure and restriction of use obligations with respect to such Results as provided in Article 8 hereof, and without prejudice to the License granted to PMC pursuant hereto, and provided further that such disclosure does not jeopardize the ability of any Party to apply for patent in accordance with this Agreement with respect to said Results.

                  7.8.3. All rights and titles to the Results, whether patentable or not, including but not limited to, all PMC Inventions, Joint Inventions and PMC Improvement, which shall belong to PMC, or jointly to PMC and CORIXA in accordance with Section 9.1 hereof, shall be licensed by PMC to CORIXA on a worldwide, non-exclusive basis for exploitation by CORIXA in any field of use except the [***] Field of Use and the [***] Field of Use, subject to all terms and conditions of this Agreement and without prejudice to the License granted to PMC pursuant hereto. The financial conditions of such a license shall be negotiated in good faith in a timely manner by the Parties, and shall not include a right for CORIXA to grant sub-licenses to Third-Parties except with the prior approval in writing of PMC.

ARTICLE 8 - CONFIDENTIALITY.

         8.1.     NON-DISCLOSURE OBLIGATIONS.

                  Except as otherwise provided in this Article 8, during the term of this Agreement and for a period of ten (10) years thereafter, each Party shall maintain in confidence, and use only for purposes as expressly authorized and contemplated by this Agreement, all information and data supplied by the other Party under this Agreement marked or otherwise identified as "Confidential," including but not limited to Licensed Know-How, Results, and Improvements. For purposes of this Article 8, information and data described above shall be hereinafter referred to as "Confidential Information."

         8.2.     PERMITTED DISCLOSURES.

                  To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, (a) a Party may disclose Confidential Information it is otherwise obligated under this
Article 8 not to disclose, to its Affiliates, Sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis, provided that such Persons agree to keep the Confidential Information confidential and not use the Confidential Information for the same time period and to the same extent as such Party is required; and

                  (b) a Party may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure is required by applicable law, regulation or court order, or is reasonably necessary to obtain patents, copyrights or authorizations to conduct clinical trials with, and to commercially market Product, provided that the disclosing Party shall provide written notice to the other Party and sufficient opportunity to object to such disclosure or to request confidential treatment thereof. The obligation not to disclose or use Confidential Information shall not apply to any part of such Confidential Information (including Licensed Know-How) that (i) is or becomes patented, published or otherwise part of the public domain or publicly available other than by acts of the Party obligated not to disclose such Confidential Information, or of its Affiliates or Sublicensees in contravention of the Agreement; (ii) is disclosed to the receiving Party or its Affiliates or Sublicensees by a Third Party, provided such Confidential Information was not obtained by such Third-Party directly or indirectly from the other Party under this Agreement on a confidential basis; (iii) prior to disclosure under the Agreement, was already in the possession of the receiving Party or its Affiliates or Sublicensees, provided such Confidential Information was not obtained directly or indirectly from the other Party under the Agreement as can be evidenced by the receiving Party by documentation, or (iv) is disclosed in a press release agreed to by both Parties hereto, which agreement shall not be unreasonably withheld.

         8.3.     TERMS OF THE AGREEMENT.

                  PMC and CORIXA shall not disclose any terms or conditions of this Agreement to any Third-Party without the prior consent of the other Party, except (a) to Persons with whom PMC or CORIXA has entered into or proposes to enter into a business relationship, provided that such Persons shall enter into the required confidentiality agreement, or (b) as required by applicable laws, regulations or a court order, provided that the disclosing Party shall provide written notice to the other Party and sufficient opportunity to object to such disclosure or to request confidential treatment thereof.

         8.4.     PRESS RELEASES AND OTHER DISCLOSURES TO THIRD-PARTIES.

                  Neither CORIXA nor PMC will, without the prior written consent of the other, issue any press release or make any other public announcement or furnish any statement to any Person (other than either Parties' respective Affiliates) concerning the existence of this Agreement and the transactions contemplated by this Agreement, except for (i) general statement referring to the existence of this Agreement, specifying the Fields of Use and identity of the Parties but no other details,(ii) disclosures made in compliance with sections 8.2. and 8.3. hereof, (iii) attorneys, consultants, and accountants retained to represent them in connection with the transactions contemplated hereby and (iv) occasional, brief comments by the respective officers of PMC and CORIXA consistent with such guidelines for public statements as may be mutually agreed by PMC and CORIXA made in connection with routine interviews with analysts or members of the financial press.

                  In addition, either Party (after consultation with counsel) in its own right may make such further announcements and disclosures, if any, as may be required by applicable law, in which case the Party making the announcement or disclosure will use its best efforts to give advance notice to, and discuss such announcement or disclosure with, the other Party.

         8.5.     PUBLICATIONS.

                  Each Party shall have the right to publish or present the Results and announce scientific progress of the Research Program, provided such publication, presentation or announcement (and any revisions thereof, a "Publication") is submitted to the other Party through the Committee at least sixty (60) days prior to submitting it to any Third-Party (including any editing person). The other Party shall have sixty (60) days after receipt of the draft Publication to review and comment on such draft. Upon notice within such sixty
(60) day period by the other Party that such Party reasonably believes the Publication would amount to the public disclosure of such Party's Confidential Information and/or of a patentable invention upon which a patent application should be filed prior to any such disclosure, submission of the concerned Publication to Third-Parties shall be delayed for a ninety (90) day period from the date of said notice, or for such longer period which may appear necessary for appropriately deleting Confidential Information from the proposed Publication and/or drafting and filing a patent application covering such invention. In addition, each Party shall duty take into account comments made by the other Party on any Publication and shall accept to have employees or others acting on behalf of the other Party be mentioned as co-authors on any Publication describing Results to which such persons will have contributed.


ARTICLE 9 - INVENTIONS AND PATENTS.

         9.1.     OWNERSHIP OF INVENTIONS.

                  The entire right and title to technology (including but not limited to Improvements), whether or not patentable, and any patent applications or patents based thereon, either resulting from the Research Program or which relate to the Material, made, conceived or reduced to practice during the term of this Agreement (a) by employees or others acting solely on behalf of CORIXA or its Affiliates, shall be owned solely by CORIXA (including any CORIXA Improvements and those CORIXA's patents and patent applications which fall under the definition of Results, herein referred to as "CORIXA Research Patents"), (b) by employees or others acting solely on behalf of PMC or its Affiliates, shall be owned solely by PMC (a "PMC Invention"), and (c) jointly by employees or others acting both on behalf of PMC and CORIXA, shall be jointly owned on an equal basis by PMC and CORIXA (a "Joint Invention"). Each Party promptly shall disclose to the other Party the making, conception or reduction to practice of any such new technology by employees or others acting on behalf of such Party.

                  CORIXA and PMC each hereby represents that all employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to it, or as it shall direct, all Improvements conceived or reduced to practice by such employees or other Persons.

         9.2.     PATENT PROSECUTION AND MAINTENANCE.

                  9.2.1 CORIXA shall be responsible at its sole expense for and shall control the preparation, filing, prosecution, grant and maintenance of all Licensed Patents (including CORIXA Research Patents) and all patents and patent applications having as a subject matter an Improvement. CORIXA shall prepare, file, prosecute and maintain such Licensed Patents in good faith consistent with its customary patent policy and its reasonable business judgment, and shall consider in good faith the interests of PMC in so doing.

                  9.2.2 Subject to Section 9.2.1, PMC shall be responsible for and shall control the preparation, filing, prosecution, grant and maintenance, of any patents and patent applications having as subject matter a Joint Invention (the "Joint Research Patents"). PMC shall prepare, file, prosecute and maintain such patent rights in good faith consistent with its customary patent policy and its reasonable business judgment, and shall consider in good faith the interests of CORIXA in so doing. PMC and CORIXA shall share all patent costs in connection therewith on an equal basis.

                  9.2.3 Subject to Section 9.2.1, PMC shall be responsible at its sole expense for and shall control the preparation, filing, prosecution, grant and maintenance of any patents and patent applications having as subject matter an invention which is part of Results and which ownership is attributed to PMC in accordance with Section 9.1 hereof (the "PMC Research Patents"). PMC shall prepare, file, prosecute and maintain PMC Research Patents in food faith consistent with its customary patent policy and its reasonable business judgment, and shill consider in good faith the interests of CORIXA in so doing.

                  9.2.4 The Parties shill at all times fully cooperate in order to smoothly implement the foregoing provisions.

         9.3.     ENFORCEMENT OF LICENSED PATENTS.

                  CORIXA shall have the right, at its sole expense, to determine the appropriate course of action to enforce the Licensed Patents or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Licensed Patents, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Licensed Patents, and in good faith shall consider the interests of PMC in so doing.

                  All monies recovered upon the final judgment or settlement of any such suit to enforce any Licensed Patents shall be retained by CORIXA. Notwithstanding the foregoing, PMC and CORIXA shall fully cooperate with each other in any action to enforce the Licensed Patents.

         9.4.     UNABATED INFRINGEMENT.

                  If there exists a substantial and continuing infringement of the Licensed Patents in any country, and CORIXA has failed to take appropriate action to abate such substantial and continuing infringement within sixty (60) days after receipt of written notice from PMC thereof, then PMC shall have the right to reduce by [***] the royalties payable to CORIXA under Sections 4. 1. and 4.2. above in such country until such time as such substantial and continuing infringement has been abated.


ARTICLE 10 - INFRINGEMENT ACTIONS BY THIRD-PARTIES.

         If PMC, CORIXA or their respective Affiliates, or PMC's Sublicensees, is sued by a Third-Party for infringement of a Third-Party's patent because of the manufacture, use or sale of Product or manufacture or use of Material, the Party which has been sued shall promptly notify the other Party in writing of the institution of such suit. CORIXA shall have the right, in its sole discretion, to control the defense of such suit at its own expense, in which event PMC shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to CORIXA all evidence and assistance in its control. If CORIXA does not elect within thirty (30) days after receipt of such notice to so control the defense of such suit, PMC may undertake such control at its own expense, and CORIXA shall then have the right to be represented by advisory counsel of its own selection and at its own expense, and CORIXA shall cooperate fully in the defense of such suit and furnish to PMC all evidence and assistance in CORIXA's control. The Party controlling the suit may not settle the suit or otherwise consent to an adverse judgment in such suit that diminishes the rights or interests of the non-controlling Party without the express written consent of the non-controlling Party. Any judgments, awards, settlements or damages payable with respect to legal proceedings covered by this
Article 10 shall be paid by the Party which controls the litigation.


ARTICLE 11 - NOTIFICATION OF PATENT TERM RESTORATION - PATENT EXTENSIONS.

         CORIXA shall notify PMC of (a) the issuance of each U.S. patent included within the Licensed Patents, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the Licensed Patents which it receives as patent owner pursuant to the United Sates Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the "Act"), including notices pursuant to SectionSection101 and 103 of the Act from persons who have filed an abbreviated new drug application ("ANDA").

         Such notices shall be given promptly, but in any event within five (5) business days of each such patent's date of issue or receipt of each such notice pursuant to the Act, whichever is applicable. CORIXA shall notify the other Party of each filing for patent term restoration under the Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the Licensed Patents. Likewise, CORIXA or PMC, as the case may be, shall inform the other Party of patent extensions and periods of data exclusivity in the rest of the world regarding any Product and more generally the Parties shall diligently cooperate with respect to any procedures for patent and period of data exclusivity extensions, such as but not limited to Supplementary Protection Certificates, the above mentioned Patent Term Restoration and corresponding GATT regulations.

ARTICLE 12 - SUPPLY CONDITIONS.

         12.1. THE SUPPLY AGREEMENT. CORIXA has stated to PMC its current intention to establish itself or to appoint a third party contractor as a manufacturer of the Material. Provided CORIXA can reasonably demonstrate that it shall be able to timely manufacture LeIF under current Good Manufacturing Practice at reasonable cost in sufficient quantities, PMC shall purchase from CORIXA PMC's requirements for LeIF for use in the manufacture of Products under the terms and conditions of a supply agreement (the "Supply Agreement"), which agreement shall be negotiated in good faith in a timely fashion by the Parties hereto so as to become effective at least six months before PMC's expected First Commercial Sale of Products. The Parties agree to negotiate in good faith in a timely fashion the detailed terms and conditions of the Supply Agreement which shall include at a minimum the following terms and conditions set forth in this
Article 12, as well as such other terms and conditions as may be agreed upon by the Parties.

         12.2. LEIF REQUIREMENTS. The Supply Agreement shall provide that CORIXA shall manufacture or have manufactured and PMC shall purchase from CORIXA, PMC's entire requirements of LeIF (clinical lots as well as commercial lots) for Products and that PMC shall purchase such LeIF for its own use in manufacturing Products only and shall not be permitted to sell or re-sell LeIF to any Third-Party.

         12.3.    SPECIFICATIONS.  The Supply Agreement shall provide for
(i) specifications that CORIXA shall be obligated to comply with; (11) quality control criteria and procedures; and (iii) PMC's reasonable acceptance criteria for the LeIF.

         12.4. FORECASTS AND ORDERS. The Supply Agreement shall provide for the establishment of reasonable rolling forecasts and placement of orders which shall take into account, among other factors, the seasonal nature of PMC's flu vaccination campaigns and CORIXA's need to rationally plan its manufacturing of LeIF consistent with its other manufacturing obligations.

         12.5. PRICE. The price of Material shall be negotiated in good faith by the Parties and set forth in the Supply Agreement, but in no event shall such price be for less than CORIXA's fully burdened cost of manufacturing (calculated in accordance with Generally Accepted Accounting Practices in the USA) plus [***].

         12.6. BACK-UP INVENTORIES. Pursuant to the Supply Agreement, CORIXA shall agree to supply, and PMC shall agree to maintain inventory of LeIF in its own facility sufficient to meet its needs for at least one complete, global annual flu campaign, plus a reasonable quantity of Material for use in the other Fields of Use.

         12.7. WARRANTIES. Pursuant to the Supply Agreement, CORIXA shall warrant that (i) LeIF at the time of delivery shall meet the specifications referred to in Article 12.3.; (ii) LeIF shall be manufactured in accordance with the principles of current Good Manufacturing Practices (cGMP) in effect in the country where it is manufactured or in compliance in all material respects with the principles of the current Good Manufacturing Practices in effect in any other country where Products are manufactured and/or sold (if more stringent than cGMP first referred above) and any relevant establishment and product licenses issued by any Agency. PMC shall inform CORIXA of the countries in which Product is to be licensed to be sold and of any and all Agency(ies) responsible in such countries. Upon request, PMC shall provide CORIXA with information regarding the regulatory requirements in each such country; (iii) none of the LeIF delivered to PMC shall be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetics Act (the "Act"); (iv) none of the LeIF is an article which may not, under the provisions of Article 404 or 505 of the Act, be introduced into interstate commerce, and (v) the LeIF at the time of delivery shall be pharmaceutically acceptable in terms of consistency and validation. CORIXA SHALL DISCLAIM ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS.

         12.8. QUALITY AUDIT. Pursuant to the Supply Agreement, CORIXA shall permit PMC, upon reasonable notice and at reasonable times, at PMC's expense, to audit in cooperation with CORIXA's personnel production, packaging, quality control and forwarding facilities of CORIXA and any of its significant suppliers as they relate to CORIXA's manufacturing responsibilities under the Supply Agreement.

         12.9. ADVERSE EVENTS REPORTING. Under the Supply Agreement, the Parties shall establish a procedure for monitoring and reporting adverse drug experiences, consistent with Article 13 hereof

         12.10. ASSURANCE OF SUPPLY. Under the terms of the Supply Agreement, PMC and CORIXA shall cooperate to anticipate PMC's reasonable long-term requirements for LeIF, and CORIXA shall take reasonable measures to assure that PMC's reasonable requirements can be met, which measures may include the qualification of more than one manufacturing facility (including one such facility to be operated by PMC or an Affiliate of PMC, in which case CORIXA shall transfer Material manufacturing Know-how in accordance with Section 12.11 hereinafter) and/or maintenance of safety stocks of LeIF as provided for in
Article 12.6. hereof.

         12.11.   TRANSFER OF MANUFACTURING TECHNOLOGY.

                  Failure to Supply. Under the terms of the Supply Agreement, upon CORIXA's first failure (the "First Failure", as defined below), CORIXA shall complete the transfer of the manufacturing technology relating to the Material by diligently rendering technical assistance to PMC so that PMC is able to manufacture or have manufactured the LeIF, but only for use in the production of Products. In such event, CORIXA shall promptly disclose to PMC, at any time upon first request in writing by PMC, all information and current Know-How not yet disclosed pursuant to this Agreement that is reasonably necessary for PMC to manufacture or have manufactured LeIF. Such disclosure and supporting technical assistance shall be made at PMC's costs and expenses, and CORIXA shall invoice to PMC its reasonable out-of-pocket expenses as incurred in connection with such transfer. There shall be no additional fees or payments (other than additional royalties as provided for in accordance with Article 4 hereof) due to final completion of the manufacturing technology transfer. After the first occasion only of any such failure, the Parties agree that CORIXA shall have the right to resume manufacture for PMC as the sole supplier of LeIF to PMC under the terms and conditions of the Supply Agreement at such time as CORIXA demonstrates to PMC's reasonable satisfaction that it can supply PMC's requirement for LeIF. For the purpose of this Section 12.1 1, "First Failure" shall mean the first time CORIXA fails to supply at least ninety percent (90%) of the amount of LeIF being subject to a PMC's firm order placed by PMC with CORIXA pursuant to and in accordance with the Supply Agreement.

         12.12. OTHER TRANSFER EVENTS. The completion of the transfer of the manufacturing technology shall also be implemented in case of CORIXA's bankruptcy or termination of the Supply Agreement for CORIXA's material breach thereof in accordance with its terms.


ARTICLE 13 - ADVERSE EXPERIENCE REPORTING.

         During the term of the Agreement, each Party shall notify the other immediately of any information (howsoever obtained and from whatever source) concerning any unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of a Product or Material. For purposes of this Article 13, "unexpected" shall mean (x) for a nonmarketed

Product, an experience that is not identified in nature, severity or frequency in the current clinical investigator's confidential information brochure, and (y) for a marketed Product, an experience which is not listed in the current labeling for such Product, and includes an event that may be symptomatically and pathophysiologically related to an event listed in the labelling but differs from the event because of increased frequency or greater severity or specificity. Each Party further shall immediately notify the other of any information received regarding any threatened or pending action by an agency which may affect the safety and efficacy claims of a Product. Upon receipt of any such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting either Party's right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law or regulation.


ARTICLE 14 - TERM AND TERMINATION.

         14.1.    AUTOMATIC TERMINATION.

                  Unless terminated earlier pursuant to this Article 14 or in accordance with Article 16 hereof, the Agreement shall automatically terminate effective February 1, 1997 unless on or before March 31, 1997 PMC exercises at least one (1) Option under Section 2.2.4 hereof. Any termination of the Research Program shall also terminate this Agreement as a whole.

         14.2.    EXPIRATION.

                  Unless terminated earlier pursuant to this Article 14, or in accordance with Section 3.2.1 or Article 16 hereof, the Agreement shall expire on the expiration of PMC's obligations to pay royalties hereunder.

         14.3.    TERMINATION BY PMC.

                  PMC shall have the right, at any time prior to the Operational Date and after expiry of the Research Program term, in its sole discretion, to terminate this Agreement as a whole, either forthwith upon written notice to CORIXA if such notice is sent before the end of the Option Period, or by giving not less than three (3) months prior written notice to CORIXA of such termination, provided such notice is sent at the earliest three (3) months before the end of the Research Program or at any time thereafter, and any such termination shall not give rise to any indemnification or compensation whatsoever.

         14.4.    DISCONTINUANCE OF DEVELOPMENT EFFORTS BY PMC.

                  PMC shall promptly give CORIXA notice in writing if PMC ceases to authorize and/or expend financial resources towards satisfaction of its obligations under this Agreement with respect to any particular Field of Use, whereupon the License with respect to such Field of Use shall automatically terminate, and such termination shall not give rise to any indemnification or compensation whatsoever.

         14.5.    TERMINATION FOR CAUSE.

                  Either Party may terminate this Agreement for material breach by the other Party (the "Breaching Party") of any material provision of the Agreement, if the Breaching Party has not cured such breach within ninety (90) days after written notice thereof; provided, however, that neither party shall be deemed to be in material breach of this Agreement for purposes of a termination hereunder during any period in which a good faith dispute between the parties exists regarding performance of breach of its obligations hereunder, and provided further, however, that in the event PMC fails to timely pay CORIXA the royalty payments and milestone payments as set forth in Section 6.1 hereof or the Option Exercise Fee(s) set forth in Section 2.2.4 hereof, PMC shall have only fifteen (15) days to cure such material breach.

         14.6.    EFFECT OF EXPIRATION AND TERMINATION.

                  14.6.1 Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 3.2, 4.1, 4.3, 4.4, 7.7, 7.8, 14.6.2 and
14.6.3 and Articles 6, 8, 9, 10, 11, 15, and 19shall survive the expiration or termination of the Agreement.

                  14.6.2 In the event of termination of this Agreement pursuant to Section 14.5 due to PMC's uncured material breach of a material provision hereof, PMC shall automatically grant CORIXA a royalty-free, perpetual, worldwide, exclusive license to Joint Inventions, Joint Research Patents and PMC Research Patents in the field of enhanced immunomodulation and to all Licensed Know-How related thereto. Such license shall be effective upon termination of this Agreement, and PMC shall then take all steps necessary to effectuate the said license to CORIXA.

                  14.6.3 In the event of termination of this Agreement pursuant to Section 14.5 due to CORIXA's uncured material breach of a material provision hereof, CORIXA shall automatically grant PMC a royalty-free, perpetual, worldwide, license to Joint Inventions, Joint Research Patents and CORIXA Research Patents in the Fields of Use.


ARTICLE 15 - INDEMNITY.

         15.1.    DIRECT INDEMNITY.

                  15.1.1. Each Party shall indemnify and hold harmless, and hereby forever releases and discharges the other Party from and against all claims, demands, liabilities, damages and expenses, including attorneys' fees and costs (collectively, the "Liabilities") arising out of the breach of any material provision of this Agreement by the indemnifying Party, except to the extent such Liabilities resulted from the gross negligence, recklessness or willful misconduct of the other Party.

                  15.1.2. PMC shall indemnify and hold harmless, and hereby forever releases and discharges CORIXA from and against all Liabilities suffered or incurred arising out of any

Third-Party claims for personal injury, death or disability or any product recall to the extent caused by (a) any failure to test for or provide adequate warnings of adverse side effects to the extent such failure arises out of acts or omissions in connection with the preclinical or clinical testing of any Product, (b) any manufacturing defect in any Product, or (c) any other act or omission (without regard to culpable conduct) of PMC in connection with its activities thereof contemplated by this Agreement; except in each case to the extent such Liabilities resulted from the gross negligence, recklessness or willful misconduct by CORIXA.

         15.2.    PROCEDURE.

                  A Party (the "Indemnitee") that intends to claim indemnification under this Article 15 shall promptly notify the other Party (the "Indemnitor") of any Liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The indemnity obligations under this Article 15 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The Indemnitee, its Affiliates, employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.


ARTICLE 16 - FORCE MAJEURE.

         No Party (or any of its Affiliates) shall be held liable or responsible to the other Party (or any of its Affiliates) nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (or any of its Affiliates) including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party (collectively, "Events of Force Majeure"); provided, however, that the affected Party shall exert all reasonable efforts to eliminate, cure or overcome any such Event of Force Majeure and to resume performance of its covenants with all possible speed; and provided, further, that nothing contained herein shall require any Party to settle on terms unsatisfactory to such Party any strike, lockout or other labor difficulty, any investigation or proceeding by any governmental authority or any litigation by any Third-Party. Notwithstanding the foregoing, to the extent that an Event of Force Majeure continues for a period in excess of six (6) months, the affected Party shall promptly notify in writing the other Party of such Event of Force Majeure and within four (4) months of the other Party's receipt of such notice, the Parties agree to negotiate in good faith either (i) to resolve the Event of Force Majeure, if possible, (ii) to extend by mutual agreement the time period to resolve, eliminate, cure or overcome such Event of Force Majeure, (iii) to amend this Agreement to the extent reasonably possible, or (iv) to terminate this Agreement.


ARTICLE 17 - ASSIGNMENT.

         This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred to any Third-Party by either Party without the consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder to any of its Affiliates or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.


ARTICLE 18 - SEVERABILITY.

         Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions.

         In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.


ARTICLE 19 - MISCELLANEOUS.

         19.1.    NOTICES.

                  Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first class air mail or courier), first class air mail or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the address or in accordance with this
Section 19.1 and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

         If to CORIXA:

         CORIXA CORPORATION

         1124 Columbia Street, Suite 464
         Seattle, Washington WA 98104, USA
         Attention:  Chief Operating Officer
         With copy to Corporate Attorney

         If to PMC:

         PASTEUR MERIEUX Serums & Vaccins S.A.
         58, avenue Leclerc
         69007 Lyon, France
         Attention:  Corporate Vice-President, Secretary and General Counsel
                           Legal Department

         19.2.    APPLICABLE LAW.

                  The Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the conflict of law principles thereof.

         19.3.    DISPUTE RESOLUTION.

                  The Parties agree that if any dispute or disagreement arises between PMC on the one hand and CORIXA on the other in respect of this Agreement, they shall follow the following procedure in an attempt to resolve the dispute or disagreement.

                  (a) The Party claiming that such a dispute exists shall give notice in writing ("Notice of Dispute") to the other Party of the nature of the dispute;

                  (b) Within fourteen (14) business days of receipt of a Notice of Dispute, a nominee or nominees of PMC and a nominee or nominees of CORIXA shall meet in person and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting they shall use their reasonable endeavors to resolve the dispute;

                  (c) If, within a further period of fourteen (14) business days, the dispute has not been resolved, the President of CORIXA and the Directeur General or, if there is no Directeur General, the President Directeur General, of PMC shall meet at a mutually agreed upon time and location for the purpose of resolving such dispute;

                  (d) If, within a further period of thirty (30) business days, the dispute has not been resolved or if, for any reason, the required meeting has not been held, then the Parties agree that any dispute shall be referred to an arbitrator appointed by agreement of CORIXA and PMC or, if no such agreement is reached within thirty (30) business days after a Party commences the arbitration, then by a panel of three arbitrators, with each of PMC and CORIXA to select one arbitrator and those two arbitrators to select the third. If all three arbitrators have not been selected within sixty (60) business days after a Party commences the arbitration, then the Parties agree to abide by the selection of the remaining arbitrator to be named by a representative of the International Chamber of Commerce. The Parties agree that the Rules of the International

Chamber of Commerce shall govern such arbitration and that any decision of the arbitrators shall be final and binding and shall be enforceable in any court of competent jurisdiction worldwide (regardless of whether one of the Parties fails or refuses to participate in the arbitration). The Parties agree that all arbitrations shall be conducted in the English language and that the exclusive venue of all arbitrations shall be in Zurich, Switzerland. The Party determined by the arbitrators to be the Party substantially prevailing in the arbitration shall be entitled to recover its legal and consultants' fees and other costs reasonably incurred in connection with the arbitration (as determined by the arbitrators) and

                  (e) in the event of a dispute regarding any payments owing under this Agreement, all undisputed amounts shall be paid promptly when due and the balance, if any, promptly after resolution of the dispute.

         19.4.    ENTIRE AGREEMENT.

                  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

         19.5.    INDEPENDENT CONTRACTORS.

                  CORIXA and PMC each acknowledge that they shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither CORIXA nor PMC shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.

         19.6.    AFFILIATES.

                  Each Party shall cause its respective Affiliates to comply fully with the provisions of this Agreement to the extent such provisions specifically relate to, or are intended to specifically relate to, such Affiliates, as though such Affiliates were expressly named as joint obligors hereunder.

         19.7.    WAIVER.

                  The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

         19.8.    COUNTERPART.

                  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.



For CORIXA CORPORATION
Date:   December 23, 1996
Place:  Seattle



By:  /s/  Mark McDade
   ---------------------------------
Name:
Title :



PASTEUR MERIEUX SERUMS & VACCINS S.A.
Date:  December 23, 1996
Place:  Lyon



By:  /s/  Jean-Jacques Bertrand
    -------------------------------
Name:  Jean-Jacques BERTRAND
Title:  Chairman, President and Chief Executive Officer

                                   SCHEDULE A

                           Existing Licensed Patents

PCT App. No. [***], filed [***], entitled, [***].

U.S. Pat. App. No. [***], filed [***], entitled, [***].

U.S. Pat. App. No. [***], filed [***], entitled, [***].

U.S. Pat. App. No. [***], filed [***], entitled, [***].

U.S. Pat. App. No. [***], filed [***], entitled, [***].

PCT App. No. [***], filed [***], entitled, [***].

                                   SCHEDULE B

                           AUTHORIZED PMC AFFILIATES

1.      Connaught Laboratories, Limited, Willowdale, Ontario, Canada

2.      Connaught Laboratories, Inc., Swiftwater, Pennsylvania, USA

3.      Virogenetics Corporation, Troy, New York, USA

                                   SCHEDULE C

                                     [***]

                                   Exhibit 1
                      Special Material Transfer Agreement

        Pasteur Merieux Connaught Group ("PMC") desires to receive from Corixa Corporation ("Corixa") certain Biological Materials. These Biological Materials are considered by Corixa to be highly valuable, confidential and proprietary products of Corixa research. Accordingly, Corixa and PMC, intending to be legally bound by the following terms and conditions, agree that:

        1. Definitions. "Biological Materials" means all materials related to LeIF transferred by Corixa to PMC hereunder, any replicates, progeny and derivatives of the Biological Materials, and any mixtures or combinations of Biological Materials and other substances. "Proposed Use" shall mean the evaluation of the Biological Materials for determining interest in further development and commercialization by Chiron.

        2. Title to Biological Materials. Corixa shall retain all title and interest in and to the Biological Materials. PMC shall not imply or represent to any person that it is the owner of the Biological Materials.

        3. Delivery of Biological Materials. Corixa shall deliver the Biological Materials from time to time, as discussed between PMC and Corixa in advance, provided the requested amounts are considered fair and reasonable.

        4. Use of Biological Materials. As of the date of this Agreement, Corixa grants to PMC a non-exclusive license to use the Biological Materials for the Proposed Use for research purposes and not for any commercial use. PMC shall not use the Biological Materials in humans or in contact with any cells or other materials to be infused into humans. PMC shall use the Biological Materials in compliance with all applicable federal, state and local laws and regulations. PMC shall not transfer the Biological Materials or any information related to those materials to any person who is not under the immediate and direct supervision of PMC, nor use the Biological Materials in research that is subject to consulting or licensing obligations to another corporation or government agency. No other license shall be granted or implied.

        5. Reports: Publicity. As often as mutually agreed between PMC and Corixa but at least once per month, PMC shall provide a written report summarizing the results of the Proposed Use of the Biological Materials. No publication of results by PMC may be made unless it is with the express, written permission of Corixa. Neither party shall disclose the existence of this Agreement to any third party or use the name of the other party in any publicity or advertising without prior written approval of the other party.

        6. Inventions. All rights and title to patents or patent applications of or related to the Biological Materials are exclusively Corixa's. In the event that use of the Biological Materials results in an invention or discovery involving a new use, improvement or enhancement of the Biological Materials, whether patentable or not ("Invention"), PMC shall disclose the Invention to Corixa. PMC shall cooperate with Corixa in seeking patent coverage for the Invention and in assigning all right and title to the Invention to Corixa. Corixa shall be responsible for all costs of obtaining patent coverage.

        7. No Conflicts. Both parties warrant and represent that they have the right to enter into this Agreement and that the terms of this Agreement are not inconsistent with other contractual obligations they may have or with the policies of any institution with which they are associated.

        8. Disclaimer. THE BIOLOGICAL MATERIALS ARE PROVIDED TO PMC WITHOUT WARRANTY OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. CORIXA SHALL NOT BE LIABLE FOR ANY USE OF THE BIOLOGICAL MATERIALS BY PMC, OR FOR ANY LOSS, CLAIM, DAMAGE OR LIABILITY, OF ANY KIND OR NATURE, WHICH MAY ARISE FROM OR IN CONNECTION WITH THIS AGREEMENT OR FROM THE USE, HANDLING OR STORAGE OF THE BIOLOGICAL MATERIALS. No indemnification for any loss, claim, damage or liability is intended or shall be provided by any party under this Agreement.

        9. Term and Termination. This Agreement shall be effective as of 15 February, 1996 and shall terminate nine (9) months thereafter. This Agreement may be terminated earlier at any time by either party upon ten (10) days' written notice. All unused Biological materials shall be returned to Corixa or destroyed, at the sole option of Corixa, within ten (10) days following termination of this Agreement. Termination shall not affect any rights of any party under paragraphs 5, 6 or 8 above.

        10. Assignability. The rights and obligations of the investigator and the institution under this Agreement shall not be assignable without the prior written consent of Corixa.

        11. Applicable Law. This Agreement and the rights of the parties shall be determined in accordance with the laws of the State of Washington. In the event of actual or threatened disclosure or transfer of the Biological Materials by PMC to a third party without the prior written consent of Corixa, Corixa is likely to suffer irreparable harm, and shall be entitled to specific performance of the obligations of PMC under this Agreement, without bond, as well as all necessary injunctive relief against unauthorized disclosure or transfer.

        12. Amendments; Other. No modification of this Agreement shall be effective unless the modification is in writing and executed by both parties. This Agreement is to be executed in duplicate. One fully executed copy is to be retained by PMC in care of ___________________________________________________.
The second fully executed copy is to be retained by Corixa at 1124 Columbia St., Ste. 464, Seattle, WA 98104.

        13. Entire Understanding. This Agreement, including the Research Proposal attached as an appendix, constitutes the entire understanding of the parties hereto with respect to the matters herein contained.

        The signatures of the authorized officers of each party are required below to make the Agreement effective.

CORIXA CORPORATION                      PMC



------------------------                ------------------------
Mark McDade                             Name: __________________
Chief Operating Officer                 Title:__________________

Date:____________, 1996                 Date:____________, 1996

                                   EXHIBIT 2

                                EVALUATION PLANS

                              LeiF Evaluation Plan


        TARGETS         TO BE EVALUATED         DURATION OF EVALUATION
    --------------      ---------------         ----------------------
    Flu                      [***]                      [***]
                             [***]                      [***]

    AIDS                     [***]                      [***]
                             [***]                      [***]

    Malaria                  [***]                      [***]
                             [***]                      [***]

    RSV                      [***]                      [***]
                             [***]                      [***]

    Tuberculosis             [***]                      [***]

                                   EXHIBIT 3

                                RESEARCH PROGRAM


                            [intentionally omitted]